Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of earliest event reported: April 24, 2002

Manhattan Associates, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	0-23999	58-2373424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

(770) 955-7070
(Registrant’s telephone number, including area code)

Item 4. Changes in Registrant’s Certifying Accountant.

     On April 24, 2002, the Board of Directors of the Registrant, upon recommendation of its audit committee, engaged Ernst & Young LLP (“Ernst & Young”) as the principal accountant to audit the Registrant’s financial statements for fiscal year 2002. The Board of Directors decided not to reengage Arthur Andersen LLP (“Arthur Andersen”) for fiscal year 2002, and the dismissal of Arthur Andersen occurred simultaneously with the Company’s engagement of Ernst & Young.

     Arthur Andersen’s reports on the Company’s financial statements for fiscal years 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on the Company’s financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided Arthur Andersen with a copy of the foregoing disclosures. Attached, as Exhibit 16.1, is a copy of Arthur Andersen’s letter, dated April 25, 2002, stating its agreement with such statements.

     During the two most recent fiscal years and subsequent interim period, the Company has not consulted with Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Item 7. Financial Statements and Exhibits.

     (a)   Financial statements of business acquired.

            Not applicable.

     (b)   Pro forma financial information.

            Not applicable.

     (c)   Exhibits.

            The following exhibit is furnished in accordance with Item 601 of Regulation S-K.

16.1	Letter from Arthur Andersen LLP, dated April 25, 2002, to the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MANHATTAN ASSOCIATES, INC.

		By:	/s/ Thomas W. Williams, Jr.

Thomas W. Williams, Jr.
Senior Vice President, Chief Financial Officer, and Treasurer
Dated:	April 29, 2002